Exhibit 99.1

NovaDel Reports Financial Results for Third Quarter 2007

Flemington, NJ – November 14, 2007 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, reported financial results for its third quarter ended September 30, 2007. For the quarter ended September 30, 2007, NovaDel reported a net loss of $2.4 million, or $0.04 cents per share, compared to a net loss of $5.3 million, or $0.09 cents per share, for the previous quarter ended June 30, 2007.

The net loss in the quarter was primarily attributable to continuing expenses associated with the Company’s late-stage candidate, zolpidem oral spray, indicated for the treatment of insomnia, as well as its advancing candidate, sumatriptan oral spray, indicated for the treatment of migraine headaches. Total operating expenses for the current quarter were $3.0 million, as compared to $5.3 million and $5.6 million for the previous two quarters. This reduction in the current quarter’s operating expenses was largely due to lower research and development expenses associated with the Company’s zolpidem product candidate, which is targeted for NDA submission before the end of this year. In addition, a $0.3 million non-cash credit was recognized during the quarter for stock compensation primarily related to the modification and accelerated vesting of certain stock options. In contrast, the Company recognized $0.5 million of stock compensation expense in each of the first two quarters of 2007.

As of September 30, 2007, the Company’s cash, cash equivalents and short-term investments were $9.6 million and working capital was $6.9 million. Given the current and desired pace of development of its product candidates, the Company is reporting sufficient cash on hand through March 31, 2008, to fund further development of zolpidem oral spray and sumatriptan oral spray. Funding for the Company’s future development activities could be secured through new strategic partnerships, the sale of its common stock and/or other forms of securities. The Company offers no assurances that it will be able to obtain the necessary funding in a timely manner, if at all.

The Company also reported today that it is reaffirming its guidance regarding its plans to file a New Drug Application with the FDA for zolpidem oral spray prior to the end of 2007.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s Q3, 2007 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACTS:

Susan H. Griffin

(908) 782-3431 ext. 2423

Director, Investor Relations

NovaDel Pharma Inc.

sgriffin@novadel.com

NOVADEL PHARMA INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND JUNE 30, 2007

(UNAUDITED)

	Three Months Ended
	September 30, 2007	June 30, 2007

License Fees and Milestone Payments Earned from Related Parties	$206,000	$165,000

Consulting Revenues from Related Parties	—	—

Total Revenues	206,000	165,000

Research and Development Expenses	2,086,000	3,325,000
General and Administrative Expenses	951,000	2,351,000

Total Operating Expenses	3,037,000	5,676,000

Loss From Operations	(2,831,000)	(5,511,000)

Other Income (Loss), net	294,000	—

Interest Income, net	127,000	187,000

Net Loss	$(2,410,000)	$(5,324,000)

Basic and Diluted Loss Per Common Share	$(0.04)	$(0.09)

Weighted Average Number of Common Shares Used in Computation of Basic and Diluted Loss Per Share	59,591,000	59,537,000

NOVADEL PHARMA INC.

CONDENSED BALANCE SHEETS

AS OF SEPTEMBER 30, 2007 AND JUNE 30, 2007

(UNAUDITED)

ASSETS	September 30, 2007 (unaudited)	June 30, 2007 (unaudited)
Current Assets:
Cash and cash equivalents	$6,252,000	$5,517,000
Short-term investments	3,372,000	8,409,000
Accounts receivable, net	—	125,000
Inventories	110,000	108,000
Investment in marketable equity security available for sale	—	121,000
Prepaid expenses and other current assets	950,000	724,000

Total Current Assets	10,684,000	15,004,000
Property and equipment, net	2,496,000	2,662,000
Other assets	369,000	369,000

TOTAL ASSETS	$13,549,000	$18,035,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,439,000	$1,866,000
Accrued expenses and other current liabilities	2,085,000	2,754,000
Current portion of deferred revenue	112,000	162,000
Current portion of capitalized lease obligations	181,000	199,000
Total Current Liabilities	3,817,000	4,981,000

Non-current portion of deferred revenue	1,858,000	2,447,000
Non-current portion of capitalized lease obligations	183,000	216,000

Total Liabilities	5,858,000	7,644,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value:
Authorized 1,000,000 shares, none issued	—	—
Common stock, $.001 par value:
Authorized 200,000,000 as of September 30, 2007 and June 30, 2007. Issued 59,592,260 and 59,588,232 shares at September 30, 2007 and June 30, 2007, respectively	59,000	59,000
Additional paid-in capital	69,076,000	69,385,000
Accumulated deficit	(61,438,000)	(59,028,000)
Accumulated other comprehensive loss	—	(19,000)
Less: Treasury stock, at cost, 3,012 shares	(6,000)	(6,000)

Total Stockholders’ Equity	7,691,000	10,391,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,549,000	$18,035,000